Exhibit 10.3

Execution version

THIS AGREEMENT is made on 28 April 2010 and amended and restated on 23 April 2013

BETWEEN

(1)	BASELL POLYOLEFINS COLLECTIONS LIMITED, a company incorporated in Ireland, registered in Ireland with the Companies Registration Office with number 405558, whose registered office is at 53 Merrion Square, Dublin 2, Ireland (the Master Purchaser and in its capacity as issuer of the Notes, the Issuer);

(2)	BASELL SALES & MARKETING COMPANY B.V., a company incorporated in The Netherlands, being a wholly-owned indirect subsidiary of the Parent and whose principal place of business is at Stationsplein 45, 3013 AK Rotterdam, The Netherlands, registered with the trade registry of the Chamber of Commerce of Amsterdam with registration number 34245062 (BSM and in its capacities as a Seller, the Master Servicer and a Servicer);

(3)	LYONDELL CHEMIE NEDERLAND B.V., a company incorporated in The Netherlands being a wholly-owned indirect subsidiary of the Parent and whose principal place of business is at Stationsplein 45, 3013 AK Rotterdam, The Netherlands, registered with the trade registry of the Chamber of Commerce of Amsterdam with registration number 24314683 (LCN and in its capacities as a Seller and a Servicer);

(4)	THE PERSONS identified in Part A of Schedule 1 each as a Note Purchaser and Committed Purchaser;

(5)	THE PERSONS identified in Part B of Schedule 1 each as a Note Purchaser and a Uncommitted Purchaser;

(6)	CITICORP TRUSTEE COMPANY LIMITED, a private company incorporated in England and Wales with limited liability and whose principal office is at 14th Floor, Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB (the Security Trustee); and

(7)	CITIBANK, N.A., LONDON BRANCH a banking association incorporated in New York and acting through its London branch at Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB (the Funding Agent),

(together the Parties).

NOW IT IS HEREBY AGREED as follows:

1. INTERPRETATION

1.1 Capitalised terms in this Agreement shall, except where the context otherwise requires and save where otherwise defined herein, bear the meanings ascribed to them in the Master Definitions and Framework Deed dated 28 April 2010 as amended and restated on the date of this Deed (the Framework Deed) (as the same may be amended, varied or supplemented from time to time with the consent of the parties) between, amongst others, each of the Parties and this Agreement shall be construed in accordance with the principles of construction set out therein.

Execution version

1.2 In addition, the provisions set out in Clauses 3 to 7, Clauses 9 to 11 and Clauses 15 to 23 of the Framework Deed (the Framework Provisions) shall be expressly and specifically incorporated into this Agreement, as though they were set out in full in this Agreement. In the event of any conflict between the provisions of this Agreement and the Framework Provisions, the provisions of this Agreement shall prevail.

1.3 This Agreement is the Variable Funding Agreement referred to in the Framework Deed.

1.4 The Security Trustee has agreed to become a party to this Agreement solely for the better enforcement and preservation of its rights, to receive benefit of the representations, warranties, covenants, undertakings, indemnities and other obligations expressed to be in its favour hereunder and to agree amendments to this Agreement. The Parties hereto acknowledge and agree that the Security Trustee shall not assume any obligation or incur any liability whatsoever to any Party by virtue of the provisions contained in this Agreement.

2. THE VARIABLE FUNDING FACILITIES

Variable Funding Facilities

2.1	On the terms and subject to the conditions of this Agreement:

(a)	each Uncommitted Purchaser makes available to the Issuer a variable funding uncommitted note issuance facility from (and including) the date hereof or the date on which it becomes a party hereto, to (but excluding) the Programme Termination Date; and

(b)	each Committed Purchaser makes available to the Issuer a variable funding committed note issuance facility from (and including) the date hereof or the date on which it becomes a party hereto, to (but excluding) (subject to Clause 9), the Committed Purchaser Facility Termination Date, then applicable to such Committed Purchaser.

3. SECURITY

3.1 It is hereby acknowledged and agreed that when a Note Purchaser is a Noteholder in respect of a Note in accordance with this Agreement, it:

(a)	becomes a beneficiary of the security created by or pursuant to the Master Purchaser Deed of Charge in respect of all sums payable to it under this Agreement and in its capacity as a Noteholder; and

(b)	agrees to be bound by the terms of the Master Purchaser Deed of Charge.

Execution version

4. PURPOSE

Purpose

4.1 The Variable Funding Facility is intended to provide the Issuer with financing to fund:

(a)	the repayment of notes outstanding under the European receivables securitisation programme scheduled to terminate on the first Funding Date;

(b)	in part, the payment of the Initial Purchase Price in respect of Purchased Receivables to the Sellers under the Master Receivables Purchase Agreement;

(c)	to enable the Issuer to refinance certain amounts under the Subordinated VLN Facilities; and

(d)	to enable the Issuer to repay advances made hereunder from time to time for the purpose specified in paragraphs (b) and (c) above,

and accordingly, the Issuer shall apply all amounts raised by it under the Variable Funding Facilities only for such purposes and always in accordance with this Agreement, the Master Receivables Purchase Agreement, the Intercreditor and Indemnity Deed and the Master Purchaser Deed of Charge.

No obligation to monitor use of proceeds

4.2 Without in any way affecting the obligations of the Issuer, no other Party is bound to monitor or verify the application of amounts raised by the Issuer under this Agreement.

5. CONDITIONS PRECEDENT

Initial conditions precedent

5.1 A Note Purchaser shall have no obligation to participate in any Utilisation and the Issuer shall have no right to deliver a Funding Request under this Agreement unless the conditions specified in clause 17 of the Framework Deed have been satisfied.

Further conditions precedent

5.2 A Note Purchaser shall have no obligation to participate in any Utilisation under this Agreement unless in each case: (x) on both the Initial Funding Request Date and the date on which the payment of the relevant Initial Subscription Price is to be made; or (y) on both any Further Funding Request Date and the date on which the payment of the relevant Further Subscription Price is to be made:

(a)	the representations and warranties made by the Issuer under Clause 12.1 on the date of the relevant Funding Request and relevant Funding Date are true and correct;

Execution version

(b)	no Termination Event or Potential Termination Event shall have occurred and be continuing or would result from the proposed Utilisation (unless such Termination Event or Potential Termination Event has been waived in accordance with the provisions of the Transaction Documents);

(c)	in relation to a Note Purchaser that is an Uncommitted Purchaser:

(i)	the aggregate EUR Equivalent of the Principal Amount Outstanding of all Notes in issue and held by:

(A)	such Uncommitted Purchaser; plus

(B)	its Related Committed Purchaser;

on the Funding Date after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) will not exceed the Variable Funding Facility Limit of that Note Purchaser;

(ii)	the aggregate EUR Equivalent of the Principal Amount Outstanding of all Notes in issue and held by:

(A)	such Uncommitted Purchaser; plus

(B)	its Related Committed Purchaser;

on the Funding Date, after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) will not exceed that Uncommitted Purchaser’s Relevant Proportion of the aggregate EUR Equivalent of the Principal Amount Outstanding of all Notes in issue;

(iii)	after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) by the Uncommitted Purchaser:

(A)	the aggregate Principal Amount Outstanding of all EUR Notes held by:

(I)	such Uncommitted Purchaser; plus

(II)	its Related Committed Purchaser;

on the Funding Date, will not exceed the EUR Facility Limit applicable to that Uncommitted Purchaser; and

(B)	the aggregate Principal Amount Outstanding of all US$ Notes held by:

(I)	such Uncommitted Purchaser; plus

(II)	its Related Committed Purchaser;

on the Funding Date, will not exceed the US$ Facility Limit applicable to that Uncommitted Purchaser;

Execution version

(iv)	after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) by the Uncommitted Purchaser:

(A)	the aggregate Principal Amount Outstanding of all US$ Notes in issue and held by:

(I)	such Uncommitted Purchaser; plus

(II)	its Related Committed Purchaser;

on the Funding Date, will not exceed that Uncommitted Purchaser’s Relevant Proportion of the aggregate Principal Amount Outstanding of all US$ Notes in issue; and

(B)	the aggregate Principal Amount Outstanding of all EUR Notes in issue and held by:

(I)	such Uncommitted Purchaser; plus

(II)	its Related Committed Purchaser;

on the Funding Date, will not exceed that Uncommitted Purchaser’s Relevant Proportion of the aggregate Principal Amount Outstanding of all EUR Notes in issue;

(d)	in relation to a Note Purchaser that is a Committed Purchaser:

(i)	the aggregate EUR Equivalent of the Principal Amount Outstanding of all Notes in issue and held by:

(A)	such Committed Purchaser; plus

(B)	its Related Uncommitted Purchaser;

on the Funding Date, after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) will not exceed the Variable Funding Facility Limit of that Committed Purchaser;

(ii)	the aggregate EUR Equivalent of the Principal Amount Outstanding of all Notes in issue and held by:

(A)	such Committed Purchaser; plus

(B)	its Related Uncommitted Purchaser;

on the Funding Date, after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) will not exceed that Committed Purchaser’s Relevant Proportion of the aggregate EUR Equivalent of the Principal Amount Outstanding of all Notes in issue;

Execution version

(iii)	after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) by the Committed Purchaser:

(A)	the aggregate Principal Amount Outstanding of all EUR Notes held by:

(I)	such Committed Purchaser; plus

(II)	its Related Uncommitted Purchaser;

on the Funding Date, will not exceed the EUR Facility Limit applicable to that Committed Purchaser; and

(B)	the aggregate Principal Amount Outstanding of all US$ Notes held by:

(I)	such Committed Purchaser; plus

(II)	its Related Uncommitted Purchaser;

on the Funding Date, will not exceed the US$ Facility Limit applicable to that Committed Purchaser;

(iv)	after payment of the Initial Subscription Price or the Further Subscription Price (as the case may be) by the Committed Purchaser:

(A)	the aggregate Principal Amount Outstanding of all US$ Notes in issue and held by:

(I)	such Committed Purchaser; plus

(II)	its Related Uncommitted Purchaser;

on the Funding Date, will not exceed that Committed Purchaser’s Relevant Proportion of the aggregate Principal Amount Outstanding of all US$ Notes in issue; and

(B)	the aggregate Principal Amount Outstanding of all EUR Notes in issue and held by:

(I)	such Committed Purchaser; plus

(II)	its Related Uncommitted Purchaser;

on the Funding Date, will not exceed that Committed Purchaser’s Relevant Proportion of the aggregate Principal Amount Outstanding of all EUR Notes in issue; and

Execution version

(e)	the Percentage Factor is not more than the Maximum Percentage Factor;

(f)	the date on which the Initial Subscription Price or Further Subscription Price is required to be paid falls on a Business Day during the period from (and including) the Funding Date to (and including) the Committed Purchaser Facility Termination Date applicable to that Note Purchaser; and

(g)	the Programme Termination Date has not occurred.

6. UTILISATION

Uncommitted Purchaser – no obligation to participate in a Utilisation

6.1 An Uncommitted Purchaser shall be under no obligation to participate in any Utilisation.

Committed Purchaser – conditional obligation to participate in a Utilisation

6.2 If and to the extent that an Uncommitted Purchaser does not participate in any Utilisation, then on the terms and subject to the conditions of this Agreement, its Related Committed Purchaser shall, subject to Clause 5.2, participate in such Utilisation.

Master Purchaser Event of Default – no obligation to participate

6.3 If there is a Master Purchaser Event of Default, each Note Purchaser shall be released and discharged from any obligation to make any initial subscription or any further subscription for any Notes which it may have assumed as a consequence of the acceptance of any Funding Request prior to the occurrence of such Master Purchaser Event of Default.

Funding Requests – general conditions

6.4 The Funding Agent shall notify each Purchaser of the receipt of any Funding Request within a reasonable time on the same Business Day that the Funding Request was received.

6.5 Any Funding Request made pursuant to this Clause 6 shall not be withdrawn or revoked once given and the Issuer shall:

(a)

(i)	accept the payment of the Initial Subscription Price or the Further Subscription Price stated in the relevant Funding Request on the date stated in such Funding Request; and

(ii)	in the case of a Further Funding Request, shall accept an increase in the Principal Amount Outstanding of the relevant Note in accordance with Clause 6.11; and

Execution version

(b)	be deemed to represent and warrant to each Note Purchaser, the Funding Agent and the Security Trustee that each of the conditions precedent described in Clause 5 are satisfied.

Delivery of an Initial Funding Request

6.6 To utilise the Variable Funding Facility, the Issuer shall deliver a duly completed Initial Funding Request to the Funding Agent by no later than the close of business on a Funding Request Date, specifying:

(a)	the Funding Date, which shall be a Business Day:

(i)	on or before the Programme Termination Date; or

(ii)	on or before the Committed Purchaser Facility Termination Date, in relation to a proposed Utilisation by a Committed Purchaser or its Related Uncommitted Purchaser.

(b)	the currency in relation to the Note (which shall either be the Base Currency or the Optional Currency);

(c)	the initial par value of the Note;

(d)	the first Settlement Date immediately after the relevant Funding Date;

(e)	the Initial Subscription Price; and

(f)	the Final Maturity Date of the Note.

Initial Funding Request – acceptance

6.7 Subject to the terms of this Agreement, each Uncommitted Purchaser may accept or each Committed Purchaser shall (if its related Uncommitted Purchaser does not do so) accept any Initial Funding Request properly made in accordance with Clauses 5.2, 6.4, 6.5 and 6.6 by way of payment to the Funding Agent of the Initial Subscription Price in the Relevant Currency specified in the Initial Funding Request on the Funding Date.

Initial Funding Request – funding

6.8	Subject to Clause 10.5 below, the Funding Agent (on behalf of the Note Purchasers) shall:

(a)	in the case of the first Initial Funding Request made pursuant to this Agreement, on the first Funding Date; and

(b)	in the case of any subsequent Initial Funding Request, by no later than 12.00 noon London time on the relevant Funding Date immediately following the Funding Request Date on which such Initial Funding Request was made, pay the Initial Subscription Price received from the Note Purchasers, to or to the order of the Issuer.

Execution version

Issuance of Notes by the Issuer

6.9 Following payment of the Initial Subscription Price by a Note Purchaser on the Funding Date in respect of an Initial Funding Request, on the terms and subject to the conditions of this Agreement, the Issuer shall immediately execute and deliver a duly completed Note to each applicable Noteholder in respect of such Initial Funding Request and Initial Subscription Price.

Delivery of a Further Funding Request

6.10 To further utilise the Variable Funding Facility by increasing the par value of a Note, the Issuer shall deliver a duly completed Further Funding Request to the Funding Agent by no later than the close of business on a Funding Request Date, specifying:

(a)	the Funding Date, which shall be:

(i)	on or before the Programme Termination Date; or

(ii)	on or before the Committed Purchaser Facility Termination Date in relation to a proposed Utilisation by a Committed Purchaser or its Related Uncommitted Purchaser.

(b)	the amount in the Base Currency or the Optional Currency (as the case may be in relation to the existing Note), by which the par value of that Note on the relevant Funding Request Date shall be increased on the next Settlement Date;

(c)	the Final Maturity Date of the Note; and

(d)	the Further Subscription Price.

Further Funding Request – acceptance

6.11 Subject to the terms of this Agreement, each Uncommitted Purchaser that is a Noteholder may accept or each Committed Purchaser that is a Noteholder shall (if its related Uncommitted Purchaser does not do so) accept, any Further Funding Request properly made in accordance with Clauses 5.2, 6.4, 6.5 and 6.10 by way of payment to the Funding Agent of the respective Further Subscription Price on the relevant Funding Date.

Further Funding Request – funding

6.12 Subject to Clause 10.5 below, the Funding Agent (on behalf the Noteholders) shall by no later than 12.00 noon London time on the Funding Date immediately following the Funding Request Date on which such Further Funding Request was made, pay the Further Subscription Price received from the relevant Noteholders, to or to the order of the Issuer.

Execution version

Further Funding Request – not accepted by an Uncommitted Purchaser

6.13 If the Noteholder is an Uncommitted Purchaser, it shall notify the Issuer, the Conduit Manager of such Uncommitted Purchaser, the Sellers and the Security Trustee immediately if that Uncommitted Purchaser does not accept a Further Funding Request.

Further Subscription Price and automatic increase

6.14 If a Noteholder makes a payment of the Further Subscription Price to the Issuer in accordance with Clause 6.11, the Principal Amount Outstanding of the Note held by that Noteholder, subject to Clause 8.5, shall be increased automatically and without the need for any further action by the Noteholder or the Issuer by the amount of that payment.

Return of Further Subscription Price by Issuer

6.15 If a Funding Agent (on behalf of the Noteholders) makes a payment of Further Subscription Price to the Issuer in accordance with Clause 6.11, but the Receivables Purchaser Transaction Account denominated in the Relevant Currency of the Note, is not credited for value as of 2.00 p.m. London time on that day with the amount which is required to be advanced on that day by the Subordinated VLN Facility Provider (and which is not available to be set-off against Initial Purchase Price payable by the Master Purchaser to the Sellers on such date by the Subordinated VLN Facility Provider) in order that the Relevant Subordinated VLN Principal Amount Outstanding of the Relevant Subordinated VLN is increased by the Relevant Subordinated VLN Required Amount, then there will be no increase in the Principal Amount Outstanding of the Note on account of such payment of Further Subscription Price made by the Funding Agent and the Issuer will return that payment to the Funding Agent (for the account of the relevant Noteholders) on the same day, if reasonably practicable, and otherwise on the next Business Day, and the Funding Agent shall transfer to each Noteholder its share of such funds to the relevant account of the Noteholder (as previously notified in writing by the relevant Noteholder to the Funding Agent).

Delivery of a Funding Reduction Notice

6.16 The Issuer may redeem on any Settlement Date in whole or in part all the Notes then outstanding on the terms and subject to Condition 4.1.

6.17 To redeem the Notes in accordance with Condition 4.1, the Issuer shall deliver to the Funding Agent a written notice (such notice, a Funding Reduction Notice) at least 3 Business Days prior to the Settlement Date on which the Notes are intended to be redeemed by the Issuer. The Funding Agent shall within a reasonable time on the same Business Day after the receipt of such Funding Reduction Notice notify each Noteholder of the receipt of the Funding Reduction Notice. Each Funding Reduction Notice shall specify:

(a)	the Settlement Date of the proposed redemption; and

Execution version

(b)	the aggregate principal amount of the proposed redemption in the applicable currency in relation to the Notes.

7. CURRENCY

If the Issuer so requests in an Initial Funding Request or a Further Funding Request, a Note may be denominated in the Base Currency or an Optional Currency.

8. CONSTITUTION OF EACH NOTE

Constitution

8.1 The Issuer hereby constitutes each Note and covenants in favour of each Note Purchaser and each Noteholder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Note and in the Conditions (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of a Note shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

8.2 Each Note issued by the Issuer pursuant to this Agreement shall be:

(a)	in definitive registered form in the form set out in Schedule 2 or in such other form as may from time to time be agreed between the Issuer, the Funding Agent, the Security Trustee and the relevant Noteholder and executed by, or on behalf of, the Issuer;

(b)	denominated in EUR in respect of a EUR Note, or denominated in US$ in respect of a US$ Note (as the case may be); and

(c)	transferable, subject to Condition 2.

Final Maturity Date

8.3 The Final Maturity Date of each Note shall be the earlier of:

(a)	the date that is the third anniversary of the 2013 Closing Date or, if later, the then current Committed Purchaser Facility Termination Date in respect of the Committed Purchaser holding, or whose related Conduit Purchaser holds, such Note; and

(b)	the fifth anniversary of the 2013 Closing Date.

8.4 The Issuer hereby undertakes that it will not issue any Notes with a maturity of less than one year, unless such Notes are issued in accordance with one of the exemptions from the requirement to hold a banking licence provided by Notice BSD C 01/02 issued by the Central Bank and Financial Services Authority of Ireland pursuant to section 8(2) of the Central Bank Act 1971 of Ireland, inserted by section 31 of the Central Bank Act 1989 of Ireland, as amended by section 70(d) of the Central Bank Act 1997 of Ireland.

Execution version

Noteholder authorised to record

8.5 Each Note shall evidence the outstanding indebtedness owed by the Issuer to the relevant Noteholder in respect of that Note from time to time. The Issuer authorises each Noteholder to record on the Grid attached to each Note held by it (or, at its option, in its internal books and records):

(a)	the date and amount of the funding of:

(i)	the initial Principal Amount Outstanding of the Note; and

(ii)	each increase in the Principal Amount Outstanding of the Note; and

(b)	the date and amount of each repayment of all or part of the principal amount represented by the Note and corresponding reduction in its Principal Amount Outstanding,

provided that the failure to record, or any error in recording, any of these matters on the Grid or in the internal books or records referred to above shall not adversely affect the right of the Noteholder to receive principal and interest in respect of its Note to the extent there is sufficient evidence otherwise available to prove the obligations.

Registration

8.6 The Issuer covenants with each Note Purchaser that it will register that Note Purchaser in the Register as the holder of each Note subscribed by it immediately upon issue thereof and as the sole person with right to payment of principal of, and interest on, such Note and covenants with each Noteholder that it will register each person who has duly executed a Note transfer in substantially the form contained in Schedule 4 and a Noteholder Accession Letter in substantially the form contained in Schedule 5 in the Register as the holder of each Note transferred to it promptly upon delivery to the Issuer of such Note transfer and Noteholder Accession Letter and as the sole person with the right to payment of principal of, and interest on, the relevant Note. The Register shall be held and maintained by, or on behalf of, the Issuer in Ireland.

Exchange

8.7 Subject to Condition 2, the registered holder of a Note may request an exchange of such Note for two or more substitute Notes having an aggregate principal amount outstanding equal to the Principal Amount Outstanding of the initial Note and provided that the Principal Amount Outstanding of such substitute Note shall be not less than:

(a)	EUR 5,000,000 in respect of a EUR Note; and

(b)	US$ 5,000,000 in respect of a US$ Note,

Execution version

by delivering the initial Note to the Registrar with its written request therefor which shall specify the name, address, payment details and the respective principal amounts of the Notes applicable to each person to be registered as a registered holder of each such substitute Note. If the initial Note is to be exchanged for substitute Notes, the Issuer shall cause the delivery of such substitute Notes to the registered holders thereof within thirty days after the registered holder of the initial Note shall have delivered its request therefor.

9. OPTIONAL EXTENSION OF THE COMMITTED PURCHASER FACILITY TERMINATION DATE

Extension request

9.1 Subject to Clause 9.6 below, and provided that no Termination Event exists and is continuing, the Issuer shall if so directed in writing by BSM (acting on behalf of the Sellers) make a request to each Committed Purchaser prior to its relevant Committed Purchaser Facility Termination Date (the current Committed Purchaser Facility Termination Date) (which offer shall be copied to the Funding Agent and made not more than ninety days (90) nor less than thirty (30) days prior to the current Committed Purchaser Facility Termination Date) that the current Committed Purchaser Facility Termination Date be extended for a period expiring no later than the date falling one Business Day before the anniversary of its current Committed Purchaser Facility Termination Date (such date being the extended Committed Purchaser Facility Termination Date) provided that such extended Committed Purchaser Facility Termination Date shall in no circumstances be later than the Programme Termination Date.

9.2 Upon receipt by each Committed Purchaser of a request made by the Issuer pursuant to Clause 9.1, that Committed Purchaser shall communicate its acceptance or rejection of such request in writing to the Funding Agent within thirty days of receipt of such request. Any request made by the Issuer pursuant to Clause 9.1 may be accepted or rejected by each Committed Purchaser at its sole discretion and on such terms as it may elect.

9.3 If a Committed Purchaser communicates in accordance with Clause 9.2 its acceptance or rejection of a request made by the Issuer pursuant to Clause 9.1 the Funding Agent shall promptly notify in writing BSM, the Issuer and the Security Trustee of such acceptance or rejection, as the case may be.

9.4 If the Funding Agent does not notify in writing BSM of the acceptance by a Committed Purchaser of a request made by the Issuer pursuant to Clause 9.1 within 30 days following receipt of such request then this shall be deemed to be a rejection of the request by such Committed Purchaser.

Acceptance and effectiveness of extension

9.5 Subject to Clause 9.6 below, if any Committed Purchaser accepts a request made by the Issuer pursuant to Clause 9.1 above, then:

(a)	the extended Committed Purchaser Facility Termination Date shall be effective with respect to that Committed Purchaser with effect from the expiration of the current Committed Purchaser Facility Termination Date applicable to that Committed Purchaser; and

Execution version

(b)	the Sellers, the Servicers, the Committed Purchasers, the Conduit Purchasers and the Funding Agent shall enter into such documents as the Committed Purchasers may reasonably deem necessary or appropriate to reflect such extension of the Committed Purchaser Facility Termination Date.

Extension request, acceptance and Final Maturity Date

9.6 Any request made by the Issuer to extend any Committed Purchaser Facility Termination Date applicable to that Committed Purchaser, and any acceptance of any such request by any Committed Purchaser, shall not extend or otherwise affect the Final Maturity Date of any Note issued to that Committed Purchaser.

9.7 If a Committed Purchaser declines or fails to respond to a request made by the Issuer pursuant to Clause 9.1, this Agreement shall remain in full force and effect in accordance with its terms.

10. PAYMENTS

Currency of account

10.1 The currency of account in respect of the EUR Notes is EUR, and the currency of account in respect of the US$ Notes is US$, and payment for each and every sum at any time payable by the Issuer in respect of the Notes or under this Agreement shall be made in the Relevant Currency.

10.2 On each date on which this Agreement requires an amount denominated in the Relevant Currency to be paid by a Note Purchaser hereunder, such Note Purchaser shall make the same available to the Issuer by payment in the Relevant Currency and in immediately available cleared funds to such account as the Issuer specifies for this purpose.

Time for payment

10.3 Unless otherwise stated in this Agreement, all payments to be made hereunder or in respect of the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12.00 noon London time, on the due date thereof to an account previously notified in writing by the relevant Noteholder to the Funding Agent in the Relevant Currency and in immediately available funds. Payments received after 12.00 noon London time, shall be deemed to have been made on the next Business Day, unless otherwise agreed to by the relevant Noteholder. Notwithstanding anything herein to the contrary, if any payment due hereunder becomes due and payable on a day other than a Business Day, the payment date thereof shall be extended to the next succeeding Business Day and interest shall accrue thereon at the applicable rate during such extension. To the extent that:

(a)	the Issuer makes a payment to any Noteholder; or

Execution version

(b)	any Noteholder receives or is deemed to have received any payment or proceeds for application to an obligation under this Agreement or in respect of the Notes, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, liquidator, examiner, receiver or any other party under any bankruptcy or insolvency law, state or federal law, common law, or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by that Noteholder.

Payments by Note Purchasers and Funding Agent

10.4 Subject to Clause 10.5 below, each Note Purchaser shall use all reasonable efforts to ensure that its participation in any Utilisation is paid to the Funding Agent on or before 12.00 noon London time on the Funding Date.

10.5 Subject always to the Intercreditor and Indemnity Deed, including without limitation, clause 2.30, 2.32 and 2.35, therein, the Funding Agent is authorised by each Note Purchaser to fund (on behalf of that Noteholder) the obligation of that Note Purchaser to participate in any Utilisation, if the Funding Agent does not receive the required funds from that Noteholder (in relation to the participation of that Note Purchaser in a Utilisation) on the relevant Funding Date in time for the Funding Agent to pay to or to the order of the Issuer, on the terms and subject to the conditions in this Agreement, the Initial Further Subscription Price or relevant Further Subscription Price.

11. FEES

Underwriting fee

11.1 BSM (acting on behalf of the Sellers) shall, on the 2013 Closing Date, pay to Citibank N.A., London Branch in its capacity as the Funding Agent, an Underwriting Fee (as defined in the Ancillary Agreement), for the account of each Committed Purchaser on a pro rata basis relative to their Relevant Proportions.

Funding Agent fee

11.2 From the 2013 Closing Date, BSM (acting on behalf of the Sellers) will pay to the Funding Agent the Funding Agent Fee (as defined in the Ancillary Agreement), and such fee shall be payable in accordance with the following terms:

(a)	such fee shall be payable in advance either annually or in equal monthly instalments, as selected by BSM at or prior to the first Funding Date;

(b)	if BSM selects annual payments, such fee shall be paid on the first Funding Date and on each anniversary of the first Funding Date; and

Execution version

(c)	if BSM selects monthly payments, such fee shall be paid on the first Settlement Date after the first Funding Date (pro rated from such date to the next Settlement Date) and thereafter on each Settlement Date.

Unutilised Commitment Fee

11.3 The Issuer shall pay each Committed Purchaser from (and including) the 2013 Closing Date, on each Settlement Date, in respect of the immediately preceding Interest Period, an amount equal to the Commitment Fee Rate applied to the Unutilised Commitment Amount.

12. REPRESENTATIONS AND WARRANTIES

By the Issuer

12.1 The Issuer represents and warrants to and agrees with each Note Purchaser and each Noteholder on the date of this Agreement, on the date of each Funding Request, on each Funding Date and on each Purchase Date, that each of the statements set out in Schedule 6 to this Agreement is true and accurate and the Issuer undertakes to notify each Note Purchaser and each Noteholder as soon as it becomes aware of any breach of the representations and warranties set out in Schedule 6.

12.2 The Issuer hereby covenants in favour of each Note Purchaser and each Noteholder that it will duly perform and comply with the obligations expressed to be undertaken by it in the Transaction Documents.

12.3 The Issuer hereby covenants in favour of each Note Purchaser and each Noteholder that it shall:

(a)	obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of Ireland and any other applicable law to enable it lawfully to enter into and perform its obligations under each of the Transaction Documents or to ensure the legality, validity, enforceability or, subject to the compliance with applicable procedural rules, admissibility in evidence in Ireland in all material respects of each; and

(b)	promptly inform each Note Purchaser and each Noteholder of the occurrence of any event which is or may become (with the passage of time, the giving of notice, the making of any determination or any combination thereof) a Master Purchaser Event of Default and, upon receipt of a written request to that effect from a Note Purchaser or a Noteholder, confirm to such Note Purchaser or Noteholder (as the case may be) that, save as previously notified to such Note Purchaser or Noteholder (as the case may be) or as notified in such confirmation, no such event has occurred.

12.4 The Issuer hereby covenants with each Note Purchaser and each Noteholder, not, save to the extent as permitted or contemplated by the Transaction Documents, to:

Execution version

(a)	have any employees or premises; or

(b)	pay any dividends or make any distributions in respect of its share capital or issue any additional shares; or

(c)	consolidate or merge with any other person or convey or transfer its properties or assets substantially in their entirety to any person except as permitted or contemplated by the Transaction Documents; or

(d)	incur, create, assume or suffer to exist or otherwise become or be liable in respect of any indebtedness whether present or future other than indebtedness in respect of taxes, assessments or governmental charges not yet overdue or administration, corporate or secretarial expenses, or indebtedness incurred, created or assumed with the prior consent of each Note Purchaser and each Noteholder it being understood that the Issuer will incur present and future indebtedness under the Variable Funding Facilities and under the Subordinated VLN Facilities to which each Note Purchaser and each Noteholder hereby consents; or

(e)	make, incur, assume or suffer to exist any loan, advance or guarantee (including any indemnity) to any person other than as contemplated by the Transaction Documents; or

(f)	sell, transfer, release or otherwise dispose of any of, or grant options, warrants or other rights in respect to, any of its assets to any person without the prior consent of each Note Purchaser and each Noteholder (other than payments of amounts of a type permitted under paragraph (d) above; or

(g)	have an interest in any bank account, other than the Receivables Purchaser Transaction Accounts and those specified or contemplated in the Transaction Documents; or

(h)	have any subsidiaries; or

(i)	carry on any business other than that which is contemplated or necessitated by the operation of the Transaction Documents.

By each Note Purchaser

12.5 Each Note Purchaser and each Noteholder represents and warrants in favour of the Issuer that it will promptly inform the Issuer of any change in the identity of its Noteholder EUR Account or Noteholder US$ Account.

12.6 Each Note Purchaser and each Noteholder covenants that it shall not make an offer of a Note:

(a)	to the public within the meaning of the Companies Acts 1963 to 2012 of Ireland or, in any circumstances, to more than 99 persons; and

Execution version

(b)	other than in compliance with the Central Bank Acts 1942 to 2001 (as amended and supplemented) of Ireland.

12.7 Each Noteholder represents and warrants in favour of the Master Purchaser on each Interest Payment Date that it is the beneficial owner of the Note and it is a Qualifying Noteholder and undertakes to notify the Master Purchaser in writing if it ceases to be a Qualifying Noteholder.

13. TAXES

Payment without withholding

13.1 All sums payable to a Qualifying Noteholder shall be paid free and clear of, and without withholding or deduction for, or on account of any Irish tax.

13.2 All sums payable to a Noteholder in respect of any Note and all other sums payable by the Issuer to any person party to this Agreement in any capacity (each such Noteholder and each such person a Tax Affected Person) shall be paid free and clear of, and without withholding or deduction for, or on account of, any Tax unless the Issuer is required by law to make such a payment subject to the withholding or deduction of Tax, in which case, the sum payable by the Issuer in respect of which such withholding or deduction is required to be made shall, subject to Clause 13.6 (unless the relevant Noteholder shall have been indemnified by the relevant Seller in respect of such deduction or withholding pursuant to clause 8.10 of the Framework Deed), be increased to the extent necessary to ensure that, after the making of such withholding or deduction, the relevant Tax Affected Person (subject to, in the case of payment by the Issuer, the relevant Master Purchaser Priorities of Payments), receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such withholding or deduction been made or required to be made. No sum payable by the Issuer shall be increased under this Clause 14.2 where the sum is payable in respect of interest on a Note and on the relevant Interest Payment Date the Tax Affected Person is a Noteholder that is not a Qualifying Noteholder.

Notice of obligation to withhold

13.3 If, at any time, the Issuer is required by law to make any withholding or deduction from any sum payable by it in respect of any Note or under this Agreement, (or if thereafter there is any change in the rate at which or the manner in which such withholding or deduction is calculated), the Issuer shall promptly notify the Noteholder.

Payment of withholding

13.4 If the Issuer makes any payment hereunder in respect of which it is required to make any withholding or deduction of Tax, it shall pay the full amount required to be withheld or deducted to the relevant taxation or other authority within the time allowed for payment to the applicable authority. An original receipt (or a certified copy thereof) issued by such authority or other evidence reasonably satisfactory to the Tax Affected Person shall be evidence of the payment to such authority of all amounts so required to be withheld or deducted in respect of such payment and the Issuer shall deliver such receipt to such Tax Affected Person within thirty days after it has made such payment or when such receipt is available (whichever is later).

Execution version

Reimbursement of Tax Credit

13.5 If and to the extent that the Issuer pays any additional amount under Clause 13.1 in respect of any Tax and the relevant Tax Affected Person receives and retains the benefit of a refund of Tax or credit or other relief against Tax otherwise payable by it which is attributable to such Tax (a Tax Credit), that Tax Affected Person shall, to the extent it can do so without prejudice to the retention of the amount of the credit, reimburse to the Issuer such amount as it shall at its own absolute discretion, acting reasonably, determine will leave that Tax Affected Person after that reimbursement, in no better or worse position than it would have been if payment of the relevant additional amount had not been required (taking account of any interest paid or credited in respect of the Tax). The relevant Tax Affected Person shall make reasonable efforts to identify any available Tax Credits, but shall not be under any obligation to make such claim and, if it does so claim, it shall have absolute discretion as to the extent, order and manner in which it does so and in which refunds, reliefs and credits are to be regarded as used for these purposes. The relevant Tax Affected Person shall not be obliged to disclose any information regarding its tax affairs or computations to the Issuer and its certificate as to the amount to be reimbursed shall, in the absence of manifest error, be conclusive.

After Tax amount

13.6 In the event that any taxing authority seeks to charge to Tax any sum paid to a Tax Affected Person (other than any Tax assessed on the Noteholder under the law of the jurisdiction of incorporation of the relevant Tax Affected Person or of the jurisdiction of the office through which the relevant Tax Affected Person is acting in connection with this Agreement if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the relevant Tax Affected Person) as a result of the indemnities or other obligations contained in this Agreement or the relevant Note then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

Duties and taxes

13.7 Without prejudice to the provisions of any other Transaction Document other than as set out in Condition 2.6 the Issuer agrees with each Note Purchaser, each Noteholder and each other Affected Person that it shall pay any stamp, documentary, transfer, excise, registration, filing and other similar duties, levies, fees or other similar taxes to which:

(a)	this Agreement, a Note or any transaction contemplated under this Agreement or a Note; or

Execution version

(b)	the enforcement of the rights of each Note Purchaser, each Noteholder and each other Affected Person under this Agreement or Note,

may be subject or give rise and the Issuer, subject to the applicable Master Purchaser Priority of Payments, shall fully indemnify each Note Purchaser, each Noteholder and each other Affected Person, on a joint and several and after Tax basis, from and against any losses or liabilities which any of them may properly incur or otherwise suffer as a result of any delay in paying or omission to pay such duties, levies, fees or taxes.

Value added tax and sales tax

13.8 Any amounts stated in this Agreement or a Note to be payable, or payable in connection with this Agreement or a Note, by the Issuer (the Payment Amounts) are exclusive of value added tax, sales tax, purchase tax or other similar taxes or duties arising under the laws of any Relevant Jurisdiction and accordingly, to the extent that any such taxes arise in respect of any such payments under the laws of such jurisdictions, the Issuer, subject to the applicable Master Purchaser Priorities of Payments, shall, in addition, pay any amount properly charged in respect of any such taxes or duties. For the avoidance of doubt, Payment Amounts are inclusive of value added tax, sales tax, purchase tax or any similar taxes or duties arising under the laws of any jurisdiction other than a Relevant Jurisdiction, the Issuer shall have no obligation to pay additional amounts in respect of such taxes and duties under the laws of such other jurisdictions.

14. DEFAULT INTEREST

If the Issuer fails to pay any sum payable by it to any Affected Person under this Agreement or a Note when due, the Issuer shall pay interest on such sum to the relevant party from the date when it became due and payable to the date of payment at the Default Rate as from time to time applicable (both before and after any judgment obtained under the relevant Transaction Document).

15. COSTS AND EXPENSES

15.1 Without prejudice to the provisions of any other Transaction Document, to the extent that the same have not been satisfied in full by the relevant Seller pursuant to clause 8.1 of the Framework Deed, the Issuer hereby agrees (without double counting and duplication) from time to time to indemnify each Indemnified Party on a full after Tax basis all costs, claims, fees, liabilities, losses and damages and expenses (including, without limitation, all properly documented out of pocket fees or disbursements of one law firm for each applicable jurisdiction for all the Indemnified Parties taken as a whole, including VAT) suffered or otherwise incurred (provided that, in the case of paragraphs (a), (c) and (d) below such costs, fees and expenses are reasonably incurred) by any Indemnified Party in connection with:

(a)	any variation, consent or approval, or any steps taken with a view to any variation, consent or approval, in each case relating to or in connection with any of the Transaction Documents or any related document which was requested by or required by a Seller, a Servicer, the Master Servicer, the Parent or a Subordinated VLN Facility Provider;

Execution version

(b)	the preservation or enforcement of, or any action taken to preserve or enforce, any of their rights under any of the Transaction Documents or any related documents;

(c)	the exercise by any Indemnified Party of its rights to monitor compliance by the Sellers, the Servicers, the Master Servicer, the Parent or the Subordinated VLN Facility Provider with its obligations under the Transaction Documents;

(d)	any costs incurred in relation to any audit referred to in the Master Receivables Purchase Agreement, by any such party and / or any relevant auditors in relation to transaction cash flows, the performance of the Purchased Receivables, Collections and procedures relating to Collections; and

(e)	any currency redenomination solely as a result of a country ceasing to use euro as its currency,

and (for the avoidance of doubt) the Issuer shall pay each Indemnified Party, as appropriate, such amount as shall represent any value added tax, sales tax, purchase tax or other similar taxes or duties associated with such costs, fees and expenses (if any) howsoever charged to, or suffered by such Indemnified Party.

16. INDEMNITY FOR OTHER AMOUNTS

Break Costs indemnity

16.1 Without prejudice to the provisions of any other Transaction Document, to the extent that the same have not been satisfied in full by the relevant Seller pursuant to clause 5.1 of the Intercreditor and Indemnity Deed, the Issuer hereby agrees from time to time to indemnify (without double counting and duplication) each Affected Person for, and to pay to it on demand, an amount equal to:

(a)	any costs, increased costs, broken funding costs or reduced rates of return incurred or suffered directly or indirectly by such Affected Person as a result of any amount being paid in respect of a Note other than on a Settlement Date; and

(b)	any additional or termination cost payable to the provider of any swap, cap, collar, floor or other hedging arrangement entered into by such Affected Person in connection with the Variable Funding Agreement or any advance or payment made thereunder (together, Break Costs) provided that such Break Costs have not arisen as a direct result of the negligence, default or recklessness of such Affected Person.

If such Affected Person is obliged to make any payment of Break Costs then it shall in good faith use reasonable endeavours to take such reasonable steps as may reasonably be open to it to mitigate or avoid the effects of such payment of Break Costs.

Execution version

Increased costs indemnity

16.2 Without prejudice to the provisions of any other Transaction Document, to the extent that the same have not been satisfied in full by the relevant Seller pursuant to clause 5.2 of the Intercreditor and Indemnity Deed, if an Affected Person reasonably determines that a Regulatory Change or Accounting Change occurring after the 2013 Closing Date has or would have the effect of:

(a)	increasing the cost to such Affected Person with respect to this Agreement, any other Transaction Document or any related credit or liquidity support agreement, including, without limitation, the ownership, maintenance or financing of any interest in a Note or the Receivables Pool or payments of amounts due hereunder or thereunder, any funding hereunder or under any related credit or liquidity support agreement, the obligation to advance funds hereunder or any related credit or liquidity support agreement, or the fees or interest charged to it hereunder or thereunder; or

(b)	reducing the rate of return on such Affected Person’s capital or assets (or on the capital or assets of such Affected Person’s holding company) as a consequence of such Affected Person’s obligations hereunder or under any other Transaction Document or any related credit or liquidity support agreement, to a level below that which such party could have achieved but for such Regulatory Change or Accounting Change (taking into consideration the policies of such party with respect to capital adequacy and liquidity coverage), the Issuer hereby agrees from time to time to indemnify (without double counting and duplication) each Affected Person, as the case may be, on an after tax basis in full in respect of such increased cost or reduction in return.

16.3 Upon demand by the Funding Agent, the Issuer shall pay to the Funding Agent, for the benefit of the relevant Affected Person, such amounts as such Affected Person reasonably determines will compensate or reimburse (without double counting or duplication) such Affected Person for:

(a)	any fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Person;

(b)	reduction in the rate of return on such Affected Person’s capital or reduction in the amount of any sum received or receivable by such Affected Person; or

(c)	internal capital charge or other imputed cost determined by such Affected Person to be allocable to Issuer or the transactions contemplated in this Agreement,

in each case resulting from or in connection with the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of a Conduit Purchaser that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Person, whether such consolidation occurs prior to or after the 2013 Closing Date.

Execution version

16.4 Clause 16.2 does not apply to the extent any increased cost or reduction in rate of return and Clause 16.3 does not apply to the extent any fee, expense, increased, cost, reduction in rate of return, internal capital charge or other imputed cost is:

(a)	attributable to any withholding or deduction in respect of Tax required to be made by the Issuer pursuant to Clause 13.2;

(b)	compensated for by Clause 18.10 (After Tax amount) of the MDFD or Clause 13.6 (After Tax amount) of the Variable Funding Agreement;

(c)	attributable to a wilful breach by the Affected Person of any law or regulation.

16.5 An Affected Person may not recover an increased cost or reduction in rate of return in respect of Basel III under Clauses 16.2 and 16.3 from the Issuer unless that Affected Person provides a certificate to the Issuer confirming that its policy is to seek to recover such increased costs or reductions in rate of return to a similar extent from other similar persons in relation to similar transactions, in such form and manner as it may deem appropriate from case to case. For these purposes, a written and duly signed statement by an Affected Person giving the required confirmations will be sufficient evidence and an Affected Person will not be required to provide any further evidence or otherwise to substantiate its policy concerning such increased costs or reductions in rate of return.

16.6 Subject to the applicable Master Purchaser Priorities of Payments, the Issuer shall pay each Affected Person within 30 Business Days of demand by the Affected Person, such amount payable under Clause 16.1, 16.2 and Clause 16.3, as stated in a certificate of the Affected Person accompanying its demand, setting out the amount of such increased cost or reduction in return (which certificate, absent manifest error, shall be conclusive and binding for all purposes).

Currency indemnity

16.7 If any sum due from the Issuer in respect of a Note or under this Agreement or any order or judgment given or made in relation to any such sum has to be converted from the currency (the first currency) in which the same is payable hereunder or under such order or judgment into another currency (the second currency) for the purpose of:

(a)	making or filing a claim or proof against the Issuer;

(b)	obtaining an order or judgment in any court or other tribunal; or

(c)	enforcing any order or judgment given or made in relation to any such sum,

the Issuer, subject to the applicable Master Purchaser Priorities of Payments, shall indemnify, on an after Tax basis, and hold harmless each Note Purchaser, each Noteholder and any other Affected Person from and against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Note Purchaser or the Noteholder or such other Affected Person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Execution version

Indemnity against breach

16.8 The Issuer shall indemnify and keep indemnified each Note Purchaser, each Noteholder and any other party to this Agreement on an after Tax basis, in an amount equal to any cost, claim, loss, expense, liability or damages (including, without limitation, reasonably and properly documented legal costs and out of pocket expenses of one law firm for each applicable jurisdiction for all the Affected Persons taken as a whole including VAT) properly incurred or otherwise suffered by it in connection with any breach by the Issuer of this Agreement, any Note and any other Transaction Document and the Issuer subject to the applicable Master Purchaser Priorities of Payments shall on demand pay to each Note Purchaser, each Noteholder and any other party to this Agreement, without any set off, deduction or withholding whatsoever, the amount of any such cost, claim, loss, expense, liability or damages so suffered or incurred.

Transfers and changes in the Noteholder

16.9 The Issuer shall not have any obligation to make any payment pursuant to Clauses 16.2 to 16.8 to any transferee of any Note except to the extent that the transferee executes the Noteholder Accession Letter in or substantially in the form set out in Schedule 5 to this Agreement.

Indemnities and mitigation

16.10 Any person making (or entitled to make) a claim pursuant to Clauses 16.2 to 16.8 shall in consultation with the Issuer, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, Clause 16.2 to Clause 16.8, and shall exercise whatever rights it has to require an Affected Person to so mitigate, provided that this sentence does not in any way limit the obligations of the Issuer under Clause 16.2 to Clause 16.8.

17. ILLEGALITY AND MITIGATION

17.1 If at any time it becomes unlawful in any relevant jurisdiction for a Note Purchaser or a Noteholder to give effect to any of its obligations as contemplated by this Agreement or to maintain, make, or fund a Note or to allow a Note to remain outstanding, it shall, as soon as reasonably practicable after becoming aware of that fact, deliver to the Issuer, the Security Trustee and the Sellers notice to that effect and the relevant Note Purchaser as Noteholder shall, as soon as reasonably practicable upon becoming aware of that fact, take such steps as may reasonably be open to it to mitigate the effects of such circumstances, including the transfer of its rights and obligations hereunder and under any Note (provided that such transfer or the assumption of such rights and obligations by such transferee would not be unlawful) and subject always to Clause 22.2 below, to:

Execution version

(a)	any company in the same group of companies as itself without the prior written consent of any party;

(b)	in respect of an Uncommitted Purchaser, its related Committed Purchaser without the prior written consent of any party;

(c)	in respect of an Uncommitted Purchaser its related Conduit Manager without the prior written consent of any party;

(d)	in respect of a Uncommitted Purchaser and its related Conduit Manager, any another asset-backed commercial paper issuing conduit managed by such related Conduit Manager without the prior written consent of any party;

(e)	one or more of the remaining Note Purchasers and/or Noteholders on the basis set out in clauses 12.3(a) and 12.3(b) of the Intercreditor and Indemnity Deed (as applicable and as the context may require); or

(f)	to any person that is an Institutional Investor on the terms and subject to the conditions set out in clause 13.3(c) of the Intercreditor and Indemnity Deed.

17.2 If such illegality cannot be avoided in accordance with Clause 17.1 within such time period as the relevant Note Purchaser or Noteholder shall in its absolute discretion determine to be permissible, the Variable Funding Facility Limit and the Facility Limit in respect of the Relevant Currency, shall each be reduced by an amount equal to the whole of the proportion of the Variable Funding Facility Limit and the Facility Limit in respect of the Relevant Currency (as applicable) to such Note Purchaser or Noteholder.

18. NO LIABILITY

Issuer and Affected Person

18.1 No recourse under any obligation, covenant, or agreement of any party (acting in any capacity whatsoever) contained in this Agreement or any other Transaction Document shall be had against any shareholder, officer, agent, employee or director of the Master Purchaser or any Affected Person as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that each Transaction Document is a corporate obligation of the relevant party and no personal liability shall attach to or be incurred by the shareholders, officers, agents, employees or directors of any party as such, or any of them, under or by reason of any of the obligations, covenants or agreements contained in any Transaction Document, or implied therefor, and that any and all personal liability for breaches by such party of any such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent, employee or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

Execution version

Conduit Purchaser

18.2 No recourse under any obligation, covenant, or agreement of a Conduit Purchaser (whether in its capacity as a Noteholder or otherwise) contained in this Agreement or any Transaction Document shall be had against any shareholder, officer, trustee or director of such Conduit Purchaser by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that each obligation, covenant and agreement of a Conduit Purchaser under any Transaction Document is a corporate obligation and no personal liability shall attach to or be incurred by the shareholders, officers, trustees, agents, employees or directors of such Conduit Purchaser as such, or any of them, or implied therefor, and that any and all personal liability for breaches by such party of any such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, trustee, agent, employee or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

18.3 This Clause 18 shall survive the termination of this Agreement.

19. NO PETITION

Against the Issuer

19.1 Each party hereto (other than the Security Trustee) hereby undertakes to the Issuer that it shall not, nor shall any party on its behalf, at any time institute against, or join any person in instituting against the Issuer or any or all of the revenues and assets of the Issuer any bankruptcy, winding up, re-organisation, examination, arrangement, insolvency or liquidation proceeding or other proceeding under any similar law nor petition for the appointment of a receiver, administrator, examiner, administrative receiver, trustee, liquidator, sequestrator or similar officer of it nor participate in any ex parte proceedings.

Against any Conduit Purchaser

19.2 Each party (other than the relevant Conduit Purchaser) hereby undertakes to each Conduit Purchaser that it shall not, nor shall any party on its behalf, at any time take any corporate action or other steps or institute against, or join any person instituting against, a Conduit Purchaser or any or all of the revenues or assets of such party any bankruptcy, winding-up, reorganisation, arrangement, dissolution, examinership, insolvency or liquidation proceeding or other proceeding under any similar law nor petition for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of it under any bankruptcy, insolvency, receivership or similar law nor participate in any ex parte proceedings.

19.3 This Clause 19 shall survive the termination of this Agreement

Execution version

20. LIMITED RECOURSE

Against the Issuer

20.1 Notwithstanding any other provision of this Agreement or any provisions in any other Transaction Document, each party hereto agrees and acknowledges with the Issuer that, save as otherwise provided for in any Transaction Document:

(a)	it will only have recourse in respect of any amount, claim or obligation due or owing to it by the Issuer (the Claims) only to the extent of available funds pursuant to the applicable Master Purchaser Priorities of Payments and subject to the provisos therein, which shall be applied by the Security Trustee, subject to and in accordance with the terms thereof and after all other prior ranking claims in respect thereof have been satisfied and discharged in full;

(b)	following the application of funds following enforcement of the security interests created under the Master Purchaser Deed of Charge, subject to and in accordance with the Master Purchaser Post-Enforcement Priorities of Payments, the Issuer will have no assets available for payment of its obligations under this Agreement, any Note, the Master Purchaser Deed of Charge and the other Transaction Documents other than as provided for pursuant to the Master Purchaser Deed of Charge, and that any Claims will accordingly be extinguished to the extent of any shortfall; and

(c)	the obligations of the Issuer under this Agreement, each Note, the Master Purchaser Deed of Charge and the other Transaction Documents will not be obligations or responsibilities of, or guaranteed by, any other person or entity.

Against any Conduit Purchaser

20.2 Notwithstanding any other provision of this Agreement or any provisions in any other Transaction Document, each party hereto agrees that the obligations of any Conduit Purchaser under this Agreement and any other Transaction Document shall be without recourse to any officer, director, employee, stockholder, member, agent, manager or incorporator of such Conduit Purchaser and shall be solely the corporate obligations of such Conduit Purchaser and shall be payable solely to the extent of funds received from the Issuer or from any party to any Transaction Document in accordance with the terms of the Transaction Documents and only in excess of funds necessary to pay the matured and maturing notes of such Conduit Purchaser (or such Conduit Purchaser’s related issuing entity).

20.3 Any amounts which such Conduit Purchaser does not pay pursuant to the operation of the preceding Clause 20.2 shall not constitute a claim (including, without limitation, as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency.

20.4 This Clause 20 shall survive the termination of this Agreement.

21. BENEFIT OF AGREEMENT

21.1 This Agreement shall be binding upon and endure to the benefit of each Party and its or any subsequent successors and permitted assigns.

Execution version

22. ASSIGNMENTS AND TRANSFERS

Issuer restriction on assignment and transfer

22.1 The Issuer shall not be entitled to assign or transfer all or part of its rights and benefits or obligations hereunder other than to the Security Trustee pursuant to the Master Purchaser Deed of Charge.

Transfer of Notes—general conditions

22.2 Any assignment or transfer of any Note shall always be on the terms and subject to the conditions specified in Condition 2.3 and Conditions 2.9 to 2.13 (inclusive).

Note Purchaser or Noteholder

22.3 Subject to Clause 22.2 above, each Noteholder or Note Purchaser shall be entitled to (x) assign or transfer a Note, and/or (y) assign its rights and/or transfer its obligations under the Transaction Documents, in whole or in part, to:

(a)	any company in the same group of companies as itself without the prior written consent of any party;

(b)	in respect of an Uncommitted Purchaser, its related Committed Purchaser without the prior written consent of any party;

(c)	in respect of an Uncommitted Purchaser its related Conduit Manager without the prior written consent of any party; and

(d)	in respect of a Uncommitted Purchaser and its related Conduit Manager, any other asset-backed commercial paper issuing conduit managed by such related Conduit Manager without the prior written consent of any party.

Conduit Manager

22.4 Subject to Clause 22.2 above, any Conduit Manager shall be entitled to arrange for the relevant Conduit Purchaser to (x) assign or transfer a Note, and/or (y) assign its rights and/or transfer its obligations under the Transaction Documents, in whole or in part, to another asset-backed commercial paper issuing conduit managed by such related Conduit Manager without the prior written consent of any party.

Other Note Purchaser or Noteholder

22.5 Subject to Clause 22.2 above, each Noteholder or Note Purchaser shall be entitled to (x) assign or transfer a Note, and/or (y) assign its rights and/or transfer its obligations under the Transaction Documents, in whole or in part, to one or more of the remaining Noteholders or Note Purchasers on the terms and subject to the conditions set out in clauses 12.3 (a) and 12.3(b) of the Intercreditor and Indemnity Deed.

Execution version

Other person that is an Institutional Investor

22.6 Subject to Clause 22.2 above, each Noteholder or Note Purchaser shall be entitled to (x) assign or transfer a Note, and/or (y) assign its rights and/or transfer its obligations under the Transaction Documents, in whole or in part, to any person that is an Institutional Investor on the terms and subject to the conditions set out in clause 12.3(c) of the Intercreditor and Indemnity Deed.

Assignments and transfers following a Termination Event

22.7 Subject to Clause 22.2 above, following the occurrence of a Programme Termination Date, each Noteholder or Note Purchaser shall be entitled to (x) assign or transfer a Note, and/or (y) assign its rights and/or transfer its obligations under the Transaction Documents, in whole or in part, to any person, without the prior written consent of the Sellers and the Funding Agent.

Notification of transfers

22.8 Upon any transfer or syndication of its obligations hereunder, the transferring Note Purchaser shall on or before the date of such transfer or syndication give notice in writing, or procure that notice in writing is given, to each of the Master Purchaser, BSM (acting on behalf of the Sellers), the Security Trustee, the Funding Agent and each of the other Note Purchasers of:

(a)	the Relevant Proportion and/or Third Party Note Purchaser Proportion (as applicable) that will be applicable to both the transferring Note Purchaser and the person to whom such transfer is made with effect from such transfer or syndication provided that, such proportions so notified, when aggregated (without double counting) with the then applicable Relevant Proportion and all other then applicable Third Party Note Purchaser Proportions shall equal 100 per cent; and

(b)	the relevant Note Purchaser Programme Limit and/or Third Party Note Purchaser European Programme Limit (as applicable) that will be applicable to both the transferring Note Purchaser and the person to whom such transfer is made with effect from such transfer or syndication, provided that such amounts so notified, when aggregated (without double counting) with the then applicable relevant Note Purchaser Programme Limit and all other then applicable Third Party Note Purchaser European Programme Limits shall equal the then applicable European Programme Limit.

Further assurance

22.9 Subject to Clause 22.2 above, each of the parties hereby agrees from time to time, at its expense, promptly to execute (if necessary) and deliver all further instruments and documents and to take all further actions that the Funding Agent may reasonably request to implement and/or give effect to each Transaction Document and the trasactions contemplated thereby.

Execution version

23. EVIDENCE OF DEBT

Each Note Purchaser shall maintain, in accordance with usual accounting practice, accounts evidencing the amounts from time to time owing to it hereunder and in its capacity as a Noteholder (including in respect of the Principal Amount Outstanding and any other sums due in respect of a Note at any time it is the Noteholder). In any legal action or proceeding arising out of or in connection with this Agreement or a Note, the entries made in such accounts shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the obligations of the Issuer therein recorded.

24. GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in relation to this Agreement are governed by, and shall be construed in accordance with, English law.

25. JURISDICTION

The provisions of Clause 4 of the Framework Deed shall apply to this Agreement on the basis set out therein.

Execution version

SCHEDULE 1

THE ORIGINAL NOTE PURCHASERS

Part A – Committed Purchasers and Related Uncommitted Purchasers

Name of Committed Purchaser	Name of Related Uncommitted Purchaser

BANK OF AMERICA, N.A., LONDON BRANCH	BANK OF AMERICA, N.A., LONDON BRANCH

CITIBANK, N.A., LONDON BRANCH	CHARTA, LLC

REGENCY ASSETS LIMITED	REGENCY ASSETS LIMITED

Execution version

Part B - Uncommitted Purchasers and Related Committed Purchasers

Name of Uncommitted Purchaser	Name of Related Committed Purchaser

CHARTA, LLC	CITIBANK, N.A., LONDON BRANCH

REGENCY ASSETS LIMITED	REGENCY ASSETS LIMITED

BANK OF AMERICA, N.A., LONDON BRANCH	BANK OF AMERICA, N.A., LONDON BRANCH

Execution version

SCHEDULE 2

FORM OF NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ACCORDINGLY MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA, OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) EXCEPT PURSUANT TO AN EXEMPTION IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ANY UNITED STATES PERSON (AS DEFINED IN THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED) WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

BASELL POLYOLEFINS COLLECTIONS LIMITED

(incorporated in Ireland with limited liability; registered number 405558)

(the Issuer)

[EUR]/[US$] [•] Note Due [•]

issued to [•]

(the Note)

This Note has been constituted by the Issuer pursuant to a Variable Funding Agreement (the Variable Funding Agreement) dated 28 April 2010 between, amongst others, the Issuer, Citibank, N.A., as Funding Agent, Citicorp Trustee Company Limited (as Security Trustee), Basell Sales & Marketing Company B.V. and Lyondell Chemie Nederland B.V. and is subject to, and with the benefit of, the attached terms and conditions (the Conditions) and the Variable Funding Agreement.

Capitalised terms used and not otherwise defined in this Note have the respective meanings specified in the Variable Funding Agreement.

The Issuer, for value received, promises, in accordance with the Conditions to pay to the registered holder of this Note on the Final Maturity Date the Principal Amount Outstanding on that date as shown on the Grid attached to this Note or otherwise recorded in the books and records of the Noteholder, together with accrued interest in accordance with the Conditions and any additional amounts payable thereunder.

Execution version

Upon any redemption or increase of the Principal Amount Outstanding of the Note in accordance with the Conditions, the Issuer shall procure that the amount so redeemed be recorded on the Grid.

This Note is in registered form and is transferable in part.

AS WITNESS the signature of a duly authorised officer on behalf of the Issuer

SIGNED and DELIVERED as a DEED by	) ) )
as attorney for BASELL POLYOLEFINS COLLECTIONS LIMITED in the presence of:	) ) ) )

Signature of Witness:

Name of Witness:

Address of Witness:

ISSUED in Ireland as of [•]

Execution version

THE SCHEDULE

GRID

For recording increases and reductions in

the Principal Amount Outstanding of the Note

Date of change	Principal Amount Outstanding	Amount of increase	Date of increase	Amount of reduction	Date of reduction
On issue	[EUR]/[US$][•]	—	—	—	—

Execution version

SCHEDULE 3

TERMS AND CONDITIONS

The following is the text of the terms and conditions of the Notes which (subject to completion and amendment) will be attached to each Note.

The [EUR]/[US$][•] (initial par value) Note (the Note) due [•] of BASELL POLYOLEFINS COLLECTIONS LIMITED (the Issuer) is constituted by the Variable Funding Agreement dated 28 April 2010 as amended and restated on 23 April 2013 between, amongst others, the Issuer, Citibank, N.A. (as Funding Agent), Citicorp Trustee Company Limited (as Security Trustee) Basell Sales & Marketing Company B.V. and Lyondell Chemie Nederland B.V. as the same may from time to time be amended by the parties thereto (the Variable Funding Agreement). Certain provisions of these Conditions are summaries of the Variable Funding Agreement and are subject to its detailed provisions hereof. The Noteholder (as defined below) is bound by, and is deemed to have notice of, all the provisions of the Variable Funding Agreement applicable to it. Terms defined in the Variable Funding Agreement (including by cross reference or incorporation) shall, unless otherwise defined herein or the context requires otherwise bear the same meanings in these terms and conditions.

1. FORM, DENOMINATION AND STATUS

Form and denomination

1.1 The Note is in definitive registered form with the initial par value of [EUR]/[US$][•] and thereafter in such other amount as may from time to time be recorded in the Grid attached to the Note or in the books and records of the Noteholder.

Status

1.2 Each Note constitutes a direct, secured and unconditional obligation of the Issuer.

2. TITLE AND TRANSFERS

Title

2.1 The Issuer or the Corporate Administrator on its behalf (in such capacity, the Registrar) will cause to be kept, at the specified office of the Registrar in Ireland, a register (the Register) on which shall be entered the names and addresses of the holders of the Notes from time to time.

2.2 Title to the Note will pass by and upon registration of transfers in the Register. In these Conditions the holder of the Note or the Noteholder means the person in whose name such Note is for the time being registered in the Register. Registration of ownership of the Note shall be conclusive evidence (in the absence of manifest error) of absolute ownership of the Note.

Execution version

Transfers

2.3 Subject to Condition 2.6 and 2.7 below, the Note may be transferred in whole or in part upon surrender of the Note at the specified office of the Registrar, with the form of transfer set out in Schedule 4 to the Variable Funding Agreement duly completed and signed by or on behalf of the transferor and the Issuer and together with such evidence as the Registrar may reasonably require to prove:

(a)	the title of the transferor;

(b)	the authority of the individuals who have executed the form of transfer;

(c)	the payment of any stamp duty payable on such transfer; and

(d)	that:

(i)	the transferee is not a U.S. person (as detailed in Regulation S (Regulation S) under the U.S. Securities Act of 1933, as amended (the Securities Act)) and is acquiring such Note for its own account or for the account or benefit exclusively of non-U.S. persons outside the United States in an offshore transaction (as defined in Regulation S) in compliance with Regulation S; or

(ii)	that such Note is being transferred pursuant to another exemption from the registration requirements of the Securities Act and any applicable State securities laws,

provided that no Note may be transferred to any person until the transferee executes:

1.	if the transferee is not a party to the Variable Funding Agreement, the Noteholder Accession Letter in or substantially in the form set out in Schedule 5 to the Variable Funding Agreement; and

2.	if the transferee is not a party to either the Intercreditor and Indemnity Deed or the Master Purchaser Deed of Charge, a deed of accession to the Intercreditor and Indemnity Deed and a deed of accession to the Master Purchaser Deed of Charge substantially in the respective form contained therein.

Registration and delivery of the Note

2.4 Within three Business Days of the surrender of the Note in accordance with Condition 2.3 above (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), the Registrar will register the transfer in question and deliver at the Registrar’s specified office a new Note or (at the request, cost and risk of the transferee) send by uninsured first class mail to such address as the transferee may specify for the purpose.

Execution version

2.5 The registered holder of a Note may request an exchange of the Note for two or more substitute Notes having an aggregate principal amount outstanding equal to the Principal Amount Outstanding of the initial Note provided that the aggregate principal amount outstanding of any such substitute Notes shall be not less than EUR 5 million or US$ 5 million, as applicable, by delivering the initial Note to the Registrar with its written request therefor which shall specify the name, address, payment details and the respective principal amounts of the Notes applicable to each person to be registered as a registered holder of each such substitute Note. If the initial Note is to be exchanged for substitute Notes, the Issuer shall cause the delivery of such substitute Notes to the registered holders thereof within 30 days after the registered holder of the initial Note shall have delivered its request therefor.

No Charge

2.6 Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer as provided above, except for any costs or expenses of delivery other than by regular mail and except that the Issuer will require the payment by a transferee Noteholder of a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration.

Closed Periods

2.7 No Noteholder may require a transfer to be registered during the period of two Business Days ending on the due date for any payment in respect of the Note.

Registrar

2.8 The Issuer reserves the right at any time with the consent of the Security Trustee to vary or terminate the appointment of, or resign as, the Registrar and to appoint another Registrar. Notice of any resignation, termination or appointment and of any changes in specified offices will be given to the Noteholders promptly by the Issuer in accordance with the Framework Deed.

Restrictions on Transferees

2.9 The Note may not be transferred to any person other than an Institutional Investor.

2.10 The Note may not be offered or sold to any person in the United Kingdom in circumstances which require a prospectus to be made available to the public pursuant to Part VI of the Financial Services and Markets Act 2000.

2.11 The Note (or any interest therein) may not be offered to the public within the meaning of the Companies Acts 1963 to 2012 of Ireland, nor, in any circumstances, to more than 99 persons.

2.12 Any transfer to a person other than as permitted in this Condition 2 shall be null and void.

2.13 All Notes will bear a legend substantially to the following effect:

Execution version

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ACCORDINGLY MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OF AMERICA, OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

3. INTEREST

Interest Payment Dates and Interest Periods

3.1 The Note bears interest on its Principal Amount Outstanding from (and including) the Settlement Date immediately following the Funding Request Date on which the Initial Funding Request was made or, in the case of the Initial Funding Request, the first Funding Date, to (but excluding) the date on which the Principal Amount Outstanding of such Note is paid in full.

3.2 Interest on the Note is payable in arrears on each Interest Payment Date in respect of the Interest Period ending on that Interest Payment Date. Interest with respect to each Interest Period shall accrue from (and including) the first day of such Interest Period to (but excluding) the last day of such Interest Period.

3.3 Interest shall cease to accrue on the Note as from (and including) the Final Maturity Date or the date on which the Principal Amount Outstanding of such Note is declared immediately due and payable in accordance with Condition 6 unless, upon due presentation payment of principal due is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 3 (after as well as before judgement) at the rate from time to time applicable to the Note until the moneys in respect thereof have been received by the Noteholder and notice to that effect is given in accordance with the Framework Deed.

Rate of Interest

3.4 The Note will bear interest at the Reference Rate calculated in accordance with Schedule 8 to the Variable Funding Agreement for the respective Interest Period (the Note Interest Rate).

Calculation of Interest Amount

3.5 The amount of interest due in respect of the Note in respect of an Interest Period (the Interest Amount) shall be calculated by the Funding Agent by applying the Note Interest Rate for such Interest Period to the Principal Amount Outstanding of the Note on the Determination Date falling in such Interest Period, multiplying the product by the actual number of days in such Interest Period divided by 360.

Execution version

Payment of Interest

3.6 The applicable Interest Amount will be payable in respect of the Note for each Interest Period.

4. REDEMPTION

Optional Redemption

4.1 Each Note may be redeemed in whole (or in part) at its Principal Amount Outstanding, pari passu and pro rata according to the respective Principal Amount Outstanding of all Notes then outstanding at the option of the Issuer (each such payment a Note Principal Payment) on any Settlement Date by the Issuer giving at least three Business Days’ written notice to the Funding Agent prior to the relevant Settlement Date.

Mandatory Redemption in part on Settlement Date

4.2 The Issuer shall redeem in part, pari passu and pro rata according to the respective Principal Amount Outstanding of each Note, the Notes on each Settlement Date in an aggregate amount equal to the pro rata amount (calculated by reference to the Principal Amount Outstanding of such Notes) of the amount by which:

(a)	the aggregate Principal Amount Outstanding of all Notes (taking into account the EUR Equivalent of all Notes denominated in US$) as at the Determination Date immediately preceding the relevant Settlement Date exceeds the European Programme Limit; or

(b)	the aggregate Principal Amount Outstanding of all Notes denominated in EUR as at the Determination Date immediately preceding the relevant Settlement Date exceeds the EUR Facility Limit (in the case of any such Notes denominated in EUR), applicable to the holder of the Note calculated as at such Determination Date; or

(c)	the aggregate Principal Amount Outstanding of all Notes denominated in US$ as at the Determination Date immediately preceding the relevant Settlement Date exceeds the US$ Facility Limit (in the case of any such Notes denominated in US$), applicable to the holder of the Note calculated as at such Determination Date.

Mandatory Redemption following Programme Termination Date

4.3 Following the Programme Termination Date, the Notes will on each Business Day on or after the Programme Termination Date, be subject to pro rata mandatory redemption in an aggregate amount equal to the lower of (a) the aggregate Principal Amount Outstanding of all Notes and (b) the Master Purchaser Available Funds remaining after satisfaction in full of all amounts ranking in priority to payment of principal in respect of the Notes in the applicable Master Purchaser Priorities of Payments (each such payment, together with any payment pursuant to Conditions 5.1, 4.2 and 4.3 being a Note Principal Payment).

Execution version

Determinations and Calculations

4.4 Following a Note Principal Payment, the Funding Agent (acting for and on behalf of the Issuer) shall determine the new Principal Amount Outstanding of the Note on the basis of the Grid, or the books and records of the Noteholder as certified by the Noteholder to the Funding Agent, as applicable. Each determination by the Funding Agent (acting for and behalf of the Issuer) of the amount of the Principal Amount Outstanding of the Note shall (in the absence of wilful default, bad faith or manifest error) be final and binding on all persons. The Issuer will cause each determination of the new Principal Amount Outstanding of the Note to be reflected in the Grid.

Redemption due to tax

4.5 If the Issuer is required by law to make any withholding or deduction from any amounts payable to the Noteholder in respect of the Note and the Issuer informs the Noteholder that it is unwilling or unable to increase any payments in respect of the Note in accordance with Clause 13 of the Variable Funding Agreement, the Noteholder may, by giving not less than 20 Business Days’ notice to the Issuer or such shorter period agreed with the Issuer (which notice shall be irrevocable), require the Issuer to redeem the Note, subject to available funds, in whole at its Principal Amount Outstanding.

Redemption on maturity

4.6 If not otherwise redeemed and cancelled, the Note will be redeemed (subject to available funds) at its Principal Amount Outstanding on the Final Maturity Date, provided, for the avoidance of doubt, that if the Final Maturity Date has not occurred in respect of all outstanding Notes, the Note will be subject to pro rata mandatory redemption in an aggregate amount equal to the lower of (a) the aggregate Principal Amount Outstanding of all Notes having reached their Final Maturity Date and (b) the Master Purchaser Available Funds remaining after satisfaction in full of all amounts ranking in priority to payment of principal in respect of the Notes in the applicable Master Purchaser Priorities of Payments.

Purchase

4.7 The Issuer shall not be entitled to purchase the Note at any time.

Cancellation

4.8 If the Note is redeemed in full pursuant to the foregoing provisions it will be cancelled forthwith and may not be resold or reissued.

Final Maturity Date and extension

4.9 The Final Maturity Date of each Note is the earlier of:

(a)	the date that is the third anniversary of the 2013 Closing Date or, if later, the then current Committed Purchaser Facility Termination Date in respect of the Committed Purchaser holding, or whose related Conduit Purchaser holds, such Note; and

Execution version

(b)	the fifth anniversary of the 2013 Closing Date.

5. MASTER PURCHASER EVENT OF DEFAULT

Master Purchaser Event of Default

5.1 Each of the following events is a Master Purchaser Event of Default:

(a)	the Issuer fails to make any payment when due in respect of a Note, the Variable Funding Agreement or any other Transaction Document unless the non-payment is caused by technical or administrative error in the transmission of funds and such payment is made within two Business Days of its due date; or

(b)	any representation or warranty by the Issuer in the Transaction Documents was materially incorrect on the date it was made; or

(c)	the Issuer fails to perform or comply with any one or more of its obligations under the Note, the Variable Funding Agreement or any other Transaction Document (other than an obligation for payment to which paragraph (a) above applies), or any condition attached to any waiver or consent given under a Note, the Variable Funding Agreement or any other Transaction Document and such default has a material adverse affect on the Noteholder and continues for five Business Days after the earlier of the Issuer becoming aware and written notice being given by the Funding Agent (which the Funding Agent may, and shall (acting upon the Unanimous Purchaser Instruction) deliver requiring the Issuer to remedy the same (unless pursuant to a Unanimous Purchaser Instruction the Funding Agent is directed by the relevant Note Purchasers or Noteholders that such failure is not capable of remedy, where no such notice shall be required); or

(d)	a distress, execution or other legal process is levied, enforced or sued out upon or against any of the property and assets of the Issuer; or

(e)	the Issuer asserts in writing that any Note, the Variable Funding Agreement or any other Transaction Document is not valid and binding on it; or

(f)	any court governmental authority or agency having jurisdiction over the Issuer or any of its property or assets finds or rules that any material provision of a Note, the Variable Funding Agreement or any other Transaction Document is not valid and binding on the Issuer; or

(g)	all or a substantial part of the undertakings, assets and revenues of the Issuer is condemned, seized or otherwise appropriated by any person acting under the authority of any national, regional or local government or the Issuer is prevented by any such person from exercising normal control over all or any substantial part of its undertaking, assets and revenues;

Execution version

(h)	the occurrence of a Related Debt Termination Event; or

(i)	the Issuer is or becomes or is declared to be insolvent (including bankruptcy and suspension of payments) or is or becomes unable to pay its debts as they fall due or suspends or threatens to suspend making payments (whether of principal or interest) with respect to all or any class of its debts.

Covenant of the Issuer

5.2 So long as any amount remains outstanding under a Note, the Issuer or the Funding Agent will promptly forthwith upon becoming aware of any Master Purchaser Event of Default give notice in writing thereof to each Noteholder together with details of the steps (if any) which the Issuer is taking or proposing to take to remedy such Master Purchaser Event of Default.

6. EFFECT OF ENFORCEMENT EVENT

6.1 At any time after:

(a)	the occurrence of a Master Purchaser Event of Default; or

(b)	the failure on the Final Maturity Date, in respect of all Notes, of the Issuer to repay and pay all the Principal Amount Outstanding of all the Notes in full and any amount of interest and other amounts calculated in respect thereof,

(each an Enforcement Event) and without prejudice to its rights of enforcement in relation to the Master Purchaser Deed of Charge, the Funding Agent may, or shall acting upon a Majority Purchaser Instruction declare that the Principal Amount Outstanding of all the Notes to be immediately due and payable together with accrued interest thereon and any other sums then owed by the Issuer hereunder. If any such written declaration is served upon the Issuer (copied to the Security Trustee) by the Funding Agent, the Security Trustee may subject always to the provisions of the Master Purchaser Deed of Charge at any time after the occurrence of the relevant Enforcement Event, enforce the Master Purchaser Deed of Charge, or take proceedings against the Issuer to enforce payment of the Note together with accrued interest.

6.2 The Funding Agent may and shall (following a Unanimous Purchaser Instruction) by notice in writing to the Issuer (copied to the Security Trustee) withdraw any notice previously given under Condition 6.1 whereupon such notice shall cease to have effect.

6.3 After realisation of the Master Purchaser Secured Property in respect of the Note and distribution of the net proceeds thereof, a Noteholder may not take any further steps against the Issuer or any of its assets to recover any sums unpaid in respect of the Note and all claims against the Issuer in respect of any such unpaid sum shall be extinguished.

Execution version

7. DEFAULT INTEREST

If the Issuer fails to pay any amount payable under the Note or the Variable Funding Agreement by the Issuer to the Noteholder when due, the Issuer shall pay interest on such sum from the date when it became due and payable to the date of payment at the Default Rate (both before and after any judgement obtained under this Note or the Variable Funding Agreement).

8. REPLACEMENT OF NOTE

If a Note issued and outstanding at any time is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Issuer, subject to all applicable laws, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

9. REMEDIES AND WAIVERS

No failure by any Noteholder to exercise, nor any delay by the Noteholder in exercising any right or remedy in respect of the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

10. PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

11. GOVERNING LAW

These Conditions and the Note and any non-contractual obligations arising out of or in relation to these Conditions or the Note shall be governed by, and shall be construed in accordance with English law. The provisions of Clause 4 of the Framework Deed shall apply to this Note.

12. MODIFICATION

Any modification to these Conditions must be agreed in writing between the Issuer and the Noteholder and will be binding on all further Noteholders.

Execution version

SCHEDULE 4

FORM OF NOTE TRANSFER

For value received	(the Transferor) hereby transfer(s) to

(the Transferee)

(Please print or type name and address of Transferee)

the attached Note (which has a Principal Amount Outstanding of [EUR]/[US$][•] at the date of this transfer) and all rights hereunder, hereby irrevocably constituting and appointing [•] as attorney to transfer such Note in the relevant Register maintained by or on behalf of the Issuer with full power of substitution.

By its transfer hereof, the Transferor represents that it is transferring the attached Note, and has offered this Note for transfer only:

(A)(i) to a non-U.S. person acquiring this Note for its own account or for the account or benefit exclusively of non-U.S. persons; and (ii) outside the United States in an offshore transaction in compliance with Regulation S (Regulation S) under the U.S. Securities Act of 1933, as amended (the Securities Act); or (B)(i) pursuant to another exemption from the registration requirements of the Securities Act and any applicable State securities laws; and (C)(i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Acts 1963 to 2012 of Ireland, (ii) to fewer than 99 persons; and (iii) in compliance with the Central Bank Acts 1942 to 2001 (as amended and supplemented) of Ireland.

Signature of Transferor

We hereby accept the attached Note (which has a Principal Amount Outstanding at the date of this transfer) and agree to be bound by the Conditions of this Note. By its acquisition hereof, the Transferee represents that:

(a)	(i) it is a non-U.S. person acquiring this Note for its own account or for the account or benefit exclusively of non-U.S. persons outside the United States in an offshore transaction in compliance with Regulation S or (ii) pursuant to another exemption from the registration requirements of the Securities Act and any applicable State securities laws;

it will be the beneficial owner of the Note and is a Qualifying Noteholder;

(b)	it is a person to whom this Note may be transferred in accordance with Condition 2.9 to 2.11;

Execution version

(c)	if it is not a party to the Variable Funding Agreement, it has executed a Noteholder Accession Letter in or substantially in the form set out in Schedule 5 to the Variable Funding Agreement; and

(d)	if it is not a party to the Framework Deed or the Intercreditor and Indemnity Deed, it has executed a deed of accession thereto in or substantially in the form contained therein.

Signature(s) of transferee

BASELL POLYOLEFINS COLLECTIONS LIMITED hereby approves the transfer.

Signature of BASELL POLYOLEFINS COLLECTIONS LIMITED

Date:

The Registrar hereby approves the transfer.

Signature of Registrar

Date:

N.B.:

1.	This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Conditions.

2.	This form of transfer must be executed under the hand of the transferor and the transferee or, if the transferee is a corporation, under the hand of two of its officers duly authorised in writing and, the document so authorising such officers must be delivered with the form of transfer.

3.	This transfer will be subject to the payment by the transferor of any stamp duty, tax or other governmental charge as is referred to in Condition 2.6.

Execution version

SCHEDULE 5

FORM OF NOTEHOLDER ACCESSION LETTER

[Date]

To:	BASELL POLYOLEFINS COLLECTIONS LIMITED
(the Issuer)

[and other parties]

We refer to the variable funding agreement (the Variable Funding Agreement) dated 28 April 2010 between, amongst others, the Issuer, the Note Purchasers identified therein, Citibank, N.A., as Funding Agent, Citicorp Trustee Company Limited (as Security Trustee), Basell Sales & Marketing Company B.V. and Lyondell Chemie Nederland B.V. (as amended and restated from time to time).

Terms defined in, or incorporated by reference into, the Variable Funding Agreement shall have the same meanings herein as therein.

We confirm that we are in receipt of the following documents and have found them to our satisfaction:

(a)	a copy of the Variable Funding Agreement;

(b)	a copy of the Intercreditor and Indemnity Deed;

(c)	a copy of the Framework Deed;

(d)	a copy of the Master Purchaser Deed of Charge; and

(e)	a copy of current versions of all other Transaction Documents as we have requested.

For	the purposes of Clause 6 of the Framework Deed our notice details are as follows:

(i)	[insert name, address, telephone, facsimile and attention].

(ii)	[•], being the current registered holder, is proposing to transfer to us in accordance with Condition 2.3 of the Notes.

In consideration of our accession to the Variable Funding Agreement pursuant to this letter, we hereby undertake, for the benefit of the Issuer and each of the other parties to the Variable Funding Agreement, that, in relation our holding of the Note, we will perform and comply with all the duties and obligations expressed to be assumed by a Noteholder under the Variable Funding Agreement, the Master Purchaser Deed of Charge and the Intercreditor and Indemnity Deed will have the benefit of all the provisions of the Variable Funding Agreement and the Master Purchaser Deed of Charge as if we were named in it, and in our capacity as, a Note Purchaser, a Noteholder, [a Committed Purchaser] / [an Uncommitted Purchaser] / [a Conduit

Execution version

Purchaser] and our [Related Committed Purchaser] / [Related Uncommitted Purchaser] / [related Conduit Manager] is [specify all capacities and insert name, address, telephone, facsimile and attention of applicable party].

THIS LETTER, and any non-contractual obligations arising out of or in relation to this letter, is governed by, and shall be construed in accordance with, English law.

Signed by

The Acceding Noteholder

SIGNED by for and on behalf of [ACCEDING NOTEHOLDER]	) ) )

SIGNED by for and on behalf of BASELL POLYOLEFINS COLLECTIONS LIMITED	) ) ) )

The Note Purchasers and Noteholders

SIGNED by for and on behalf of [REMAINING NOTEHOLDER]	) ) )

The Security Trustee

SIGNED by for and on behalf of CITICORP TRUSTEE COMPANY LIMITED	) ) ) )

The Funding Agent

SIGNED by for and on behalf of CITIBANK, N.A., LONDON BRANCH	) ) ) )

Execution version

BSM

SIGNED by for and on behalf of BASELL SALES & MARKETING COMPANY B.V.	) ) ) )

LCN

SIGNED by for and on behalf of LYONDELL CHEMIE NEDERLAND B.V.	) ) ) )

Execution version

SCHEDULE 6

REPRESENTATIONS AND WARRANTIES

(a)	Status: it is duly incorporated with limited liability and validly existing under the laws of its country of incorporation;

(b)	Powers and Authorisations: the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in, the Transaction Documents to which it is a party;

(c)	Overseas Company: the Issuer has not registered particulars of a place of business pursuant to Part 2 (Initial Registration of Particulars) of the Overseas Companies Regulations 2009 in respect of one or more UK establishments;

(d)	Legal Validity: its obligations under the Transaction Documents constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(e)	Non Violation: the execution, signing and delivery of the Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them:

(i)	do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:

(A)	any law, statute, decree, rule, regulation or licence to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organisation which applies to it or any of its assets or revenues; or

(B)	any document which contains or establishes its constitution; and

(ii)	as of the Funding Date, do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected,

Execution version

except, in each case, in relation to participation of the Issuer in under the European receivables securitisation programme scheduled to terminate on the first Funding Date.

(f)	Consents: save in respect of:

(i)	the delivery of the particulars of the security created pursuant to the Master Purchaser Security Documents in the prescribed form to the Registrar of Companies in Ireland within 21 days of the creation of such security in accordance with section 99 of the Companies Act, 1963 (as amended) of Ireland; and

(ii)	the delivery of the particulars of such security to the Revenue Commissioners in Ireland in accordance with section 1001 of the Taxes Consolidation Act, 1997 (as amended) of Ireland,

no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure:

(A)	the creation, validity, legality, enforceability or priority of its rights, liabilities and obligations under the Transaction Documents; or

(B)	the effective sale and transfer of Receivables to it pursuant to the Master Receivables Purchase Agreement; or

(C)	to perform its obligations under the Transaction Documents.

(g)	Solvency: it is solvent and able to pay its debts as they fall due and has not suspended or threatened to suspend making payments (whether of principal or interest) with respect to all or any class of its debts and will not become insolvent or unable to pay its debts in consequence of any contract concluded by it for the purchase of any Receivables under the Transaction Documents or any other obligation or transaction contemplated in the Transaction Documents;

(h)	Insolvency Procedures: no corporate action has been taken or is pending, no other steps have been taken (whether out of court or otherwise) and no legal proceedings have been commenced or are threatened or are pending for (i) its bankruptcy, liquidation, suspension of payments, controlled management, winding-up, liquidation, dissolution, administration, examinership or reorganisation; or (ii) it to enter into any composition or arrangement with its creditors; or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of it or any of its property, undertaking or assets. No event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

Execution version

(i)	No Litigation: no litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect its ability to perform its obligations under the terms of the relevant Transaction Document exists or is threatened to exist at the present time; and

(j)	Financial Statements: its audited financial statements for its most recently-ended financial year have been prepared in accordance with generally accepted accounting principles, consistently applied, and present a true and fair view of its financial condition on such date and the results of its operations for the financial year ended on such date;

(k)	Security: the Master Purchaser Security Documents create the Encumbrances they purport to create and are not liable to be avoided or otherwise set aside on the occurrence of an event of insolvency in respect of the Issuer or otherwise;

(l)	No Adverse Claim over the Master Purchaser Secured Property: no Encumbrance exists over any Master Purchaser Secured Property other than the security created under the Master Purchaser Security Documents;

(m)	Activities: the Issuer has not engaged in any activities since the date of its incorporation other than those incidental to its incorporation and its entry into and exercise of its rights and performance of its obligations under the Transaction Documents to which it is a party;

(n)	Tax Liabilities: all material and necessary returns have been delivered by it or on its behalf to the relevant taxation authorities and it is not in material default in the payment of any Taxes, and, to its knowledge, no material claim is being asserted with respect to Taxes which is not disclosed in its most recent financial statements;

(o)	No Material Adverse Change: there has been no change in its business or operations so as to have a material adverse effect on its ability to perform its obligations under this Agreement or any of the other Transaction Documents; and

(p)	ERISA: it has not established or contributed to any ERISA Plan.

Execution version

SCHEDULE 7

FORMS OF FUNDING REQUEST

Part A

Form of Initial Funding Request

To: [Funding Agent/ relevant Note Purchaser]

From: BASELL POLYOLEFINS COLLECTIONS LIMITED

Date: [Funding Request date]

Dear Sirs

Initial Funding Request

1. We refer to the Variable Funding Agreement (as from time to time amended, supplemented or novated) dated 28 April 2010 as amended and restated on or prior to the date hereof (the Variable Funding Agreement) and made between, inter alios, ourselves and yourselves.

2. Terms defined in (or incorporated by reference into) the Variable Funding Agreement bear the same meaning herein.

3. We hereby specify the initial par value of the Note to be [EUR]/[US$] [•].

4. We hereby offer you the Note on [•] 20[•] (the first Settlement Date) at an Initial Subscription Price equal to the initial par value of the Note.

5. The Final Maturity Date of the Note will be [•].

6. We warrant that each of the representations referred to in Schedule 6 of the Variable Funding Agreement is true on and as of the date of this Initial Funding Request.

This Initial Funding Request may be accepted only by payment of the Initial Subscription Price in accordance with Clause 6.6 and Clause 9 of the Variable Funding Agreement on the first Settlement Date. No other means or manner of acceptance or purported acceptance will be effective to conclude any agreement hereunder or to convey any interest whatsoever in or to the subject matter of this Initial Funding Request. By accepting his Initial Funding Request you agree to be bound by the Conditions.

Yours faithfully

for and on behalf of Basell Polyolefins Collections Limited

Execution version

Part B

Form of Further Funding Request

To: [relevant Note Purchaser]

From: BASELL POLYOLEFINS COLLECTIONS LIMITED

Date: [Funding Request date]

Dear Sirs

Further Funding Request

1. We refer to the variable funding agreement (as from time to the amended, supplemented or novated) dated 28 April 2010 (as amended and restated from time to time) (the Variable Funding Agreement) and made between, inter alios, ourselves and yourselves, and to the [EUR]/[US$] (initial par value) Note due [•] of which you are the Noteholder.

2. Terms defined in (or incorporated by reference into) the Variable Funding Agreement bear the same meaning herein.

3. We wish to increase the par value of the Note to [EUR]/[US$] [•] on [•] (the next Settlement Date).

4. We hereby offer you such increase at the Further Subscription Price of [EUR]/[US$] [•] (equal to the increase in the par value of the Note).

5. The Final Maturity Date of the Note is [•].

6. We warrant that each of the representations referred to in Schedule 6 to the Variable Funding Agreement is true on and as of the date of this Further Funding Request.

This Further Funding Request may be accepted only by payment of the Further Subscription Price in accordance with Clause 6.7 and Clause 6.11 of the Variable Funding Agreement on the next Settlement Date. No other means or manner of acceptance or purported acceptance will be effective to conclude any agreement hereunder or to convey any interest whatsoever in or to the subject matter of this Further Funding Request.

Yours faithfully

for and on behalf of Basell Polyolefins Collections Limited

Execution version

SCHEDULE 8

CALCULATION OF REFERENCE RATE

1. General

(a)	The calculation of the Reference Rate in respect of each Interest Period will be undertaken by the Funding Agent and where applicable in consultation with the respective Conduit Manager, and in accordance with the requirements of this Schedule.

(b)	In respect of a Noteholder that is a Conduit Purchaser, its related Conduit Manager agrees to notify the Funding Agent the applicable Reference Rate by not later than 12.00 noon London time on the day falling two Business Days prior to each Interest Payment Date.

(c)	Terms defined in the Variable Funding Agreement shall unless otherwise defined herein, have the same meaning when used in this Schedule.

1.2 If a Conduit Purchaser is funded by its back-up credit or liquidity support agreement or any credit or liquidity support agreement available to that Conduit Purchaser, it shall promptly notify the Issuer and BSM (acting on behalf of the Sellers).

1.3 Each determination by a Noteholder (or its related Conduit Manager) of the applicable Reference Rate and interest payable shall be conclusive and binding on the Issuer and the other parties to this Agreement in the absence of manifest error.

1.4 Following receipt of a Reference Rate determination from a Noteholder (or its related Conduit Manager), the Funding Agent shall promptly provide BSM (acting on behalf of the Sellers) the details of such determination.

1.5 Reference Rate

The Reference Rate shall mean in respect of each applicable Interest Period, the rate specified below, as applicable and as the context may so require:

(a)	if the Noteholder is a Conduit Purchaser (to the extent such Conduit Purchaser’s participation in any Note that it holds is not funded under its backup liquidity facility or any other backup financing arrangement available to that Conduit Purchaser), the Conduit Reference Rate denominated in EUR if the applicable Note is denominated in EUR, or US$ if the applicable Note is denominated in US$; and

(b)	if the Noteholder is a Committed Purchaser (or a Conduit Purchaser to the extent such Conduit Purchaser’s participation in any Note that it holds is funded by its backup liquidity facility or any other backup financing arrangement available to that Conduit Purchaser), the applicable On-Books Reference Rate, provided that Regency shall be deemed to be solely a Conduit Purchaser and not a Committed Purchaser for the purposes of this paragraph (b); and

Execution version

(c)	if the Noteholder is Bank of America N.A., London Branch, the BANA Base Reference Rate, unless the Reference Rate of any other Noteholder in respect of the relevant Interest Period is an On-Books Reference Rate, in which case the Reference Rate for Bank of America N.A., London Branch shall be the applicable On-Books Reference Rate.

In the above definition of Reference Rate:

BANA Base Reference Rate means the Euribor Rate for the period corresponding to such Interest Period or, if the Euribor Rate is not available, the Alternate Rate for the relevant period plus the Programme Rate;

Conduit Reference Rate means, with respect to any Interest Period for any Utilisation:

(a)	CP Cost of Funds; plus

(b)	Programme Rate;

CP Cost of Funds means for any Conduit Purchaser, the per annum rate equivalent to the weighted average cost (as determined by the related Conduit Manager) and which shall include (without double counting or duplication):

(a)	the fees and commissions of placement agents and dealers;

(b)	incremental carrying costs incurred with respect to commercial paper maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser;

(c)	costs associated with funding and maintaining Currency Hedge Agreements and Utilisations denominated in a currency other than the currency of such commercial paper;

(d)	other borrowings incurred in relation to such Conduit Purchaser’s issuance of commercial paper of similar debt instruments by such Conduit Purchaser; and

(e)	any other costs associated with the issuance of commercial paper of or related to the issuance of commercial paper that are allocated, in whole or in part, by such Conduit Purchaser or its related Conduit Manager to fund or maintain such Utilisation (the proceeds of which may also be allocated in part to the funding of other assets of such Conduit Purchaser (and, if such proceeds are allocated in part to the funding of other assets of such Conduit Purchaser the costs associated with such funding will also be allocated in the appropriate portion to the funding of such other asset)), provided, however, that if any component of any such rate is a discount rate, in calculating the “Conduit Reference Rate” for such Interest Period, the related Conduit Manager shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum;

Execution version

EUR On-Books Reference Rate means in respect of a EUR Note, and in respect of each applicable Interest Period, the rate specified below, as applicable and as the context may so require:

(a)	the Euribor Rate for the period corresponding to such Interest Period; plus

(b)	the Applicable Margin; or

(i)	if the Euribor Rate is not available:

(A)	the Libor Rate for the period corresponding to such Interest Period; plus

(B)	the cost of implementing a hedge to hedge the applicable Purchaser’s exposure to LIBOR/EURIBOR in respect of the Interest Period; plus

(C)	the Applicable Margin; or

(ii)	if the Libor Rate is not available:

(A)	the Alternate Rate for the period corresponding to such Interest Period; plus

(B)	0.50% p.a.; plus

(C)	the Applicable Margin;

On-Books Reference Rate means the EUR On-Books Reference Rate or the US$ On-Books Reference Rate, as applicable and as the context may so require; and

US$ On-Books Reference Rate means in respect of a US$ Note, and in respect of each applicable Interest Period, the rate specified below, as applicable and as the context may so require:

(a)	the US$ Libor Rate for the period corresponding to such Interest Period; plus

(b)	the Applicable Margin; or

(i)	if the US$ Libor Rate is not available:

(A)	the Libor Rate for the period corresponding to such Interest Period; plus

(B)	the cost of implementing a hedge to hedge the applicable Purchaser’s exposure to LIBOR/US LIBOR in respect of the Interest Period; plus

Execution version

(C)	the Applicable Margin; or

(ii)	if the Libor Rate is not available:

(A)	the Alternate Rate for the period corresponding to such Interest Period; plus

(B)	0.50% p.a.; plus

(C)	the Applicable Margin.

Execution version

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

The Master Purchaser and the Issuer

SIGNED by	)
for and on behalf of BASELL POLYOLEFINS COLLECTIONS LIMITED	) ) ) )

Execution version

BSM, a Seller, Master Servicer and a Servicer

SIGNED by	)
SCOTT NETTLES for and on behalf of BASELL SALES & MARKETING COMPANY B.V.	) ) ) )

Execution version

LCN, a Seller and a Servicer

SIGNED by STEPHANE VAYRON for and on behalf of LYONDELL CHEMIE NEDERLAND B.V.	) ) ) ) )

Execution version

Note Purchaser, Committed Purchaser and Uncommitted Purchaser

SIGNED for and on behalf of BANK OF AMERICA, N.A., LONDON BRANCH	) ) )

By:

Authorised Signatory

Name:

Title:

Execution version

Note Purchaser and Uncommitted Purchaser

SIGNED by CITIBANK N.A. LONDON BRANCH as Attorney-in-fact for CHARTA, LLC	) ) ) ) )

By:

Duly authorised for the purpose
of this Agreement

Execution version

Note Purchaser, Committed Purchaser and Uncommitted Purchaser

SIGNED by for and on behalf of REGENCY ASSETS LIMITED	) ) ) )

Execution version

The Security Trustee

SIGNED by and as attorney for CITICORP TRUSTEE COMPANY LIMITED	) ) ) )

Execution version

The Funding Agent, Note Purchaser and Committed Purchaser

SIGNED by for and on behalf of CITIBANK, N.A., LONDON BRANCH	) ) ) )

Execution version

28 April 2010

as amended and restated on

23 APRIL 2013

BASELL POLYOLEFINS COLLECTIONS LIMITED

(as Master Purchaser and as Issuer)

BASELL SALES & MARKETING COMPANY B.V.

(as BSM, a Seller, the Master Servicer and a Servicer)

LYONDELL CHEMIE NEDERLAND B.V.

(as LCN, a Seller and a Servicer)

THE PERSONS IDENTIFIED IN PART A OF SCHEDULE 1

(each as a Note Purchaser and as a Committed Purchaser)

THE PERSONS IDENTIFIED IN PART B OF SCHEDULE 1

(each as a Note Purchaser and as an Uncommitted Purchaser)

CITICORP TRUSTEE COMPANY LIMITED

(as Security Trustee)

CITIBANK, N.A., LONDON BRANCH

(as Funding Agent)

VARIABLE FUNDING AGREEMENT

Execution version

Page I

Execution version

Page II